EXHIBIT 99.1

PRESS RELEASE

CONTACT:

Douglas Russell

Rotonics Manufacturing Inc.
(310) 538-4932

FOR IMMEDIATE RELEASE

July 14, 2004

ROTONICS MANUFACTURING INC. ANNOUNCES

UNAUDITED FISCAL YEAR-END EARNINGS

NET SALES INCREASED 12% AND NET INCOME INCREASED 15%

Gardena, California (July 14, 2004) — Rotonics Manufacturing Inc. (AMEX: RMI) today announced preliminary results for fiscal year ending June 30, 2004.  The Company reported unaudited net income of $1,330,600, or eleven cents per common share, on net sales of $40,332,900 compared to net income of $1,156,600, or nine cents per common share, on net sales of $35,972,100 for the same period last year.  The Company is very pleased with these results.

Overall net sales improved 12% in fiscal 2004 and were primarily driven by new proprietary and custom product additions coupled with our enhanced sales and marketing efforts.  The majority of our product groups reflected year-over-year growth, with the most notable being a 20.6% increase in refuse products, a 16.5% increase in contract manufacturing products and a 8.7% increase in industrial products.  Even though future economic conditions are uncertain, our marketplaces continue to reflect trends that the economy is still moving forward and consumer confidence is holding.  We are optimistic that this current outlook will continue to translate into future sales growth.

The increase in net sales for the current year played an important role in boosting net income by 15%.  The increased revenues helped mitigate the overall 4.1% increase in material costs as well as increases in natural gas and insurance costs.  We are certain that these costs will continue to burden future operating results, but currently believe that the magnitude of the cost increases are beginning to taper off and will be more manageable in the ensuing months.

For the fourth quarter ended June 30, 2004, we reported net income of $850,800, or seven cents per common share, on net sales of $12,292,500 compared with net income of $493,200, or four cents per common share, on net sales of $9,826,000 for the same period last year.  Net sales for the current fourth quarter of 2004 depict a return to sales volumes that were comparable to those prior to our country’s latest economic downturn that began in the year 2000.  We are pleased to realize such a notable upturn in sales volumes.  During fiscal 2004, we spent $1,525,000 on new equipment, tooling and improvements to further our commitment to increase our sales volumes, improve productivity and maintain and improve the quality of our product offerings.  We believe we have met this goal this year and will continue to benefit from these improvements and new product offerings for the foreseeable future.  We also anticipate that our marketplace will continue to strengthen and in turn provide additional opportunities for growth.  The 25% increase in sales volumes again provided the catalyst that drove the 72.5% increase in net income during the fourth quarter and furthered our ability to offset the effects of rising raw material, natural gas and insurance costs incurred during the year.  We remain optimistic that the economy will continue to move forward and we look forward to the possibilities of a stronger fiscal 2005.

Learn more about RMI and its multitude of rotonically processed plastic products on its website at www.rotonics.com.

ROTONICS MANUFACTURING INC.

Selected Financial Information

For the years ended June 30,

	UNAUDITED 2004	2003	2002
Net sales	$40,332,900	$35,972,100	$37,973,300

Income before taxes and cumulative effect of change in accounting principle for goodwill	$2,205,500	$1,834,000	$2,355,900

Income tax provision:
Current	(996,600)	(779,200)	(640,100)
Deferred	121,700	101,800	(307,100)
	(874,900)	(677,400)	(947,200)
Net income before cumulative effect of change in accounting principle for goodwill	1,330,600	1,156,600	1,408,700
Cumulative effect of change in accounting principle for goodwill	—	—	(4,105,900)
Net income/(loss)	$1,330,600	$1,156,600	$(2,697,200)

Income/(loss) per common share
Basic/diluted:
Income from operations	$.11	$.09	$.11
Cumulative effect of change in accounting principle for goodwill	—	—	(.32)
Net income/(loss) per common share	$.11	$.09	$(.21)

Stockholders’ Equity (1&2)	$17,160,600	$16,950,000	$16,780,100

Net book value per Common share (1 & 3)	$1.43	$1.37	$1.33

Common shares outstanding as of June 30, net of treasury stock	11,981,200	12,344,800	12,614,900

(1)                                  Fiscal 2002 includes reduction for cumulative effect of change in accounting principle for goodwill (FAS 142) amounting to $4,105,900.

(2)                                  Net of treasury stock reacquired and retired amounting to $679,700, $340,500 and $212,800 in fiscal years 2004, 2003 and 2002 respectively.  Also, adjusted for common stock dividends of $599,100, $616,000, and $630,200 in fiscal years 2004, 2003 and 2002, respectively.

(3)                                  Computed on the basis of the actual number of common shares outstanding at the end of the fiscal year, net of treasury.